Exhibit 5.1

NuCana plc 3 Lochside Way Edinburgh EH12 9DT United Kingdom	Our ref: 12653.0031 23 April 2025

Dear Sirs

NuCana plc – Registration Statement on Form F-1 – Exhibit 5.1

1.	Background

1.1

We have acted as English legal advisers to NuCana plc, a public limited company incorporated in England and Wales (the “Company”), in connection with the preparation and filing of the registration statement on Form F-1 to which this opinion letter is attached as an exhibit (such registration statement, including the documents incorporated by reference therein, being the “Registration Statement”) to be filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on the date hereof pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”).

1.2

The Registration Statement relates to a reasonable best efforts offering (the “Offering”) of up to 75,000,000 American Depositary Shares (“ADSs”) or pre-funded warrants to purchase up to 75,000,000 ADSs (the “Pre-Funded Warrants”) in lieu of ADSs, together with Series A ADS purchase warrants to purchase up to 375,000,000 ADSs (the “Series A Warrants”) and Series B ADS purchase warrants to purchase up to 1,125,000,000 ADSs (the “Series B Warrants”) (the Pre-Funded Warrants, the Series A Warrants and the Series B Warrants together being the “Warrants”). Each ADS represents 25 ordinary shares of £0.0004 each in the capital of the Company (each an “Offering Share” and together with the Warrants, being the “Securities”).

1.3

We understand that none of (i) the Offering Shares, (ii) the ADSs, or (iii) the Warrants are, and are not intended to be, admitted to trading on any market or exchange, or otherwise listed, in the United Kingdom.

2.	Examination and enquiries

2.1	For the purpose of giving this opinion letter, we have examined:

2.1.1

a PDF copy of the Registration Statement, including pro-forma copies of the instruments governing the terms of the Series A Warrants, the Series B Warrants and the Pre-Funded Warrants (each a “Warrant Instrument”, together the “Warrant Instruments”);

2.1.2

a duly executed PDF copy of a certificate dated 23 April 2025 (the “Reference Date”) signed by the company secretary of the Company (the “Officer’s Certificate”) relating to certain factual matters as at the Reference Date and having annexed thereto copies (certified by the company secretary as being true, complete, accurate and in the case of the memorandum of association and articles of association, up-to-date) of the following documents:

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2.1.2.1

the Company’s certificate of incorporation dated 28 January 1997, certificate of incorporation on change of name dated 28 April 2008, certificate of incorporation on re-registration as a public limited company dated 29 August 2017, memorandum of association, current articles of association adopted pursuant to a special resolution of the Company’s shareholders passed on 23 April 2025, and an agreement affecting the Company’s constitution dated 14 September 2017;

2.1.2.2

minutes of the general meeting of the Company held on 23 April 2025 at which certain shareholder resolutions were passed (the “Shareholder Resolutions”), including the resolutions providing a general authority to allot and disapplying statutory pre-emption rights in respect of the allotment of shares or the grant of rights to subscribe for or convert any security into shares up to an aggregate nominal amount of £20,000,000 (the “General Authorities”); and

2.1.2.3

an extract of the resolutions of the board of directors of the Company (the “Board”) unanimously approved at a meeting of the Board held on 22 April 2025 by which the Board, inter alia, (i) approved the filing of the Registration Statement with the SEC, and (ii) constituted a pricing committee of the Board (the “Pricing Committee”) in connection with the Offering (the “Board Resolutions”, the Board Resolutions together with the Shareholder Resolutions being the “Corporate Approvals”);

2.2	For the purpose of giving this opinion letter, we have:

2.2.1

at 11:00 a.m., London time, on 23 April 2025 made an online search of the register kept by the Registrar of Companies (the “Registrar”) in respect of the Company for the purposes of identifying whether (i) the Company is subject to any formal insolvency proceedings, and (ii) any applications or orders have been registered by the Registrar for the dissolution or strike-off of the Company (the “Company Search”);

2.2.2	obtained a certificate, including a summary statement (previously known as a statement of good standing), for the Company duly issued by the Registrar dated 23 April 2025; and

2.2.3

at 10:57 a.m., London time, on 23 April 2025 carried out an online search at the Companies Court in London of the Central Registry of Winding-up Petitions with respect to the Company (the “Winding-up Search”, and together with the Company Search, the “Searches”).

3.	Assumptions

3.1	In giving this opinion letter we have assumed:

3.1.1	the genuineness of all signatures, seals and stamps;

3.1.2	that each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom he or she claims to be and holds the office he or she claims to hold;

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3.1.3	the authenticity and completeness of all documents submitted to us as originals;

3.1.4	the conformity with the original documents of all documents reviewed by us as drafts, specimens, pro formas or copies and the authenticity and completeness of all such original documents;

3.1.5	the accuracy as to factual matters of each document we have reviewed, including, without limitation, the accuracy and completeness of all statements contained in the Officer’s Certificate;

3.1.6

that the general meeting referred to in paragraph 2.1.2.2, and that the meeting of the board of directors of the Company referred to in paragraph 2.1.2.3, was in each case duly convened, constituted and held, and that the Board Resolutions were duly passed, in accordance with all applicable laws and regulations and all constitutional and other applicable formalities were duly observed; that in particular, but without limitation, a duly qualified number or quorum of directors or, as the case may be, shareholders, was present throughout each relevant meeting and voted in favour of the resolutions; and that, in the case of the Board Resolutions, each provision contained in the Companies Act 2006 and / or the then applicable articles of association of the Company relating to (a) the declaration of directors’ interests or the power of interested directors to vote, and (b) any delegation of authority to any directors (including the Pricing Committee), was duly observed. The extract of the Board Resolutions referred to in paragraph 2.1.2.3 is a true, complete and accurate record of the resolutions passed at the meeting of the Board referred to in that paragraph;

3.1.7

that the minutes referred to in paragraph 2.1.2.2 are a true and accurate record of the proceedings of the general meeting, and that the resolutions referred to in paragraph 2.1.2.3 are a true and accurate record of the resolutions passed at the board meeting, and that each resolution recorded in each of those minutes and the extract has not been and will not be amended, rescinded or superseded and remains or will remain in full force and effect;

3.1.8

the Registration Statement, as finally amended, has been prepared, delivered, filed and has become effective in compliance with and under the Securities Act and the Rules and such effectiveness shall not be terminated or rescinded;

3.1.9	the Securities will be sold, allotted and/or issued in accordance with a duly authorised, executed and delivered securities purchase agreement or placement agency agreement or similar agreement;

3.1.10

that the Offering Shares when issued will be duly authorised, executed and delivered on behalf of the Company and authenticated, issued and paid for and registered in the register of holders of Shares maintained for this purpose, in accordance with the then operative articles of association of the Company and all applicable laws (in each case as in force at all relevant times);

3.1.11

that the Warrants when issued, and the Warrant Instruments, will be duly authorised, executed and delivered on behalf of the Company and authenticated, issued and paid for and the Warrants will be registered in the register of holders of Warrants maintained for this purpose, in accordance with the then operative articles of association of the Company and all applicable laws (in each case as in force at all relevant times);

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3.1.12

that the Warrants and the Warrant Instruments and the rights and obligations created by them constitute the legal, valid, binding and enforceable obligations of the parties to it under the laws of the State of New York; that the choice of the laws of the State of New York to govern the Warrant Instruments is valid under the laws of the State of New York; and that the submission to the jurisdiction of any State or U.S. federal court in The City of New York by the Company to settle any disputes arising out of the Warrant Instruments will be recognised by such courts as a valid submission;

3.1.13

that the Warrants and the Warrant Instruments constitute legal, valid and binding obligations of the Company enforceable under all applicable laws and that satisfactory evidence of the laws of the State of New York which is required to be pleaded and proved as a fact in any proceedings before the English courts, could be so pleaded and proved. If the laws or regulations of any other jurisdiction other than England may be relevant to: (i) the obligations or rights of the parties to the Warrant Instruments; or (ii) any of the transactions contemplated by the Warrant Instruments, that such laws do not prohibit, and are not inconsistent with, the entry into and performance of any such obligations, rights or transactions;

3.1.14

that the choice of the State of New York as the governing law of the Warrant Instruments was freely made in good faith by the parties to it and was not made for the purpose of avoiding the mandatory laws of any other jurisdiction;

3.1.15

that the Warrant Instruments have the same meaning and effect under the laws of the State of New York as they would have if they were interpreted under the law of England by an English court and there are no provisions of laws of the State of New York which would affect the opinions given in this opinion letter;

3.1.16

that the Warrant Instruments executed by the Company will be in the same form as the pro-forma warrant instruments included in the Registration Statement as examined by us (as referred to in paragraph 2.1.1 above), save for completion of the relevant details in such pro-forma warrant instruments, and that such Warrant Instruments shall remain in full force and effect at all relevant times;

3.1.17

the directors of the Company, including the Pricing Committee, any other pricing committee or other appropriate committee appointed thereby, and appropriate officers of the Company, have taken all necessary corporate action to approve the allotment and issue of the Offering Shares, the Warrants, the execution and delivery of the Warrant Instruments, and related matters;

3.1.18	that each representation and/or warranty given from time to time by the Company in the Warrant Instruments is accurate and complete as at the date on which it is given;

3.1.19

that the directors of the Company and the members of the Pricing Committee acted or will act in accordance with ss171 to 174 Companies Act 2006 in approving the resolutions recorded in the Board Resolutions and any other resolutions of the board of directors of the Company or the Pricing Committee required in connection with the Offering, and that all actions to be carried out by the Company pursuant to the Offering (including with respect to the Corporate Approvals) are or will be in its commercial interests;

3.1.20

that the Articles remain in full force and effect, and no alteration has been made or will be made to such articles of association, in each case prior to each date of allotment and issue of Offering Shares (each an “Allotment Date”) or any other Securities;

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3.1.21

on each Allotment Date, the Company shall have received in full payment for the relevant Offering Shares in an amount of “cash consideration” (as defined in section 583(3) of the Companies Act 2006) equal to the aggregate subscription price for such shares, such amount not being less than the aggregate nominal value for such shares, and the Company shall have entered the holder or holders thereof in the register of members of the Company showing that all such shares have been fully paid up as to their nominal value and any premium thereon as at the date of each such allotment;

3.1.22

no Offering Shares will be allotted or issued, or are or shall be committed to be allotted and issued, at a discount to their nominal value (whether in dollars or equivalent in any other currency) and no Warrants will be issued with an exercise price of less than the nominal value per Offering Share, as applicable;

3.1.23	valid entries having been made in relation to the allotment and issue of the Offering Shares in the books and registers of the Company;

3.1.24	that no event occurs which would prevent the Company from validly allotting and issuing the Offering Shares;

3.1.25

that the right to convert or exchange any Warrants into, or to subscribe for, Offering Shares will be exercised, and Offering Shares to which holders of any Warrants are entitled thereupon will be allotted and issued, in accordance with the terms of the Warrant Instruments;

3.1.26

that no agreement, document or obligation to or by which the Company (or its assets) is a party or bound and no injunction or other court order against or affecting the Company (or its assets) would be breached or infringed by the matters contemplated by the performance of the actions to be carried out pursuant to, or any other aspect of, the Corporate Approvals;

3.1.27

that (i) the information disclosed by the Searches was then complete, up to date and accurate in all respects and has not since been altered or added to, and (ii) the Searches did not fail to disclose any information relevant for the purposes of this opinion letter;

3.1.28	in the event of any inconsistency between any statement in, or document attached to, the Officer’s Certificate and the Company Search, the Officer’s Certificate represents the correct position;

3.1.29

that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the documents listed in paragraph 2.1 or which have not been disclosed to us that may affect the validity or enforceability of the documents listed in paragraph 2.1 or any obligation therein or otherwise affect the opinions expressed in this opinion letter;

3.1.30

that the Company is and will at all relevant times remain in compliance with all applicable anti-corruption, anti-money laundering, anti-terrorism, sanctions, exchange controls and human rights laws and regulations;

3.1.31

that all consents, licences, approvals, authorisations, notices, filings and registrations that are necessary under any applicable laws or regulations in order to permit the performance of the actions to be carried out pursuant to the Corporate Approvals have been or will be duly made or obtained and are, or will be, in full force and effect;

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3.1.32

that there are no provisions of the laws of any jurisdiction outside England that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England may be relevant to this opinion letter, such laws have been and will be complied with;

3.1.33

that the aggregate nominal value of the Securities to be issued and allotted in connection with the Offering will not exceed £20,000,000, and that all Securities will be issued and allotted pursuant to the authority and power granted to the directors of the Company under the resolutions numbered 2 and 4 of the Shareholder Resolutions and that the General Authorities have not been and will not be used other than by the allotment of Securities;

3.1.34

that to the extent either the Company or any party to a securities purchase agreement or placement agency agreement or similar agreement in entering into or performing its obligations under such agreement, is carrying on, or purporting to carry on, any relevant regulated activity in the United Kingdom, it has the appropriate authorisation to carry on that regulated activity under the Financial Services and Markets Act 2000 (“FSMA”), and any securities purchase agreement or placement agency agreement or similar agreement was entered into, and no Securities are purchased (or being purchased), as a consequence of a communication made in breach of s21(1) FSMA or of any other applicable English laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

3.1.35

that the issue and allotment of any of the Securities does not involve the making of an offer of transferable securities to the public in the United Kingdom (other than an offer falling within s86 FSMA);

3.1.36

that no application has been or will be made for any Securities to be listed or admitted to trading on a regulated market situated or operating in the United Kingdom or AIM, a market operated by London Stock Exchange plc;

3.1.37

that the Company is able to pay its debts (within the meaning of section 123 of the Insolvency Act 1986) at the time of entering into the Registration Statement, any prospectus supplement and any securities purchase agreement or placement agency agreement or similar agreement and at such time as any Securities are issued and/or allotted, and will not become unable to pay its debts as a result of doing so;

3.1.38

that the Company has not, and will not have as at each Allotment Date, passed a resolution for its winding-up which is not revealed by the enquiry referred to in paragraph 2.2.3 or dissolution, and no proceedings have been commenced or steps taken for the winding-up of the Company or for the appointment of an administrator, an administrative receiver or receiver or manager in relation to the Company or any of its assets or revenue, and that no analogous procedure or step has been taken in any jurisdiction in relation to the Company; and

3.1.39

all applicable provisions of the EU Market Abuse Regulation (Regulation (EU) No 596/2014) retained by the United Kingdom, as amended by the Market Abuse (Amendment) (EU Exit) Regulations 2019 (SI 2019/310) (“UK MAR”), the Regulation (EU) 2017/1129 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market retained by the United Kingdom (the “UK Prospectus Regulations”), the FSMA, the Financial Services Act 2012 (the “FS Act”), and all rules and regulations made pursuant to UK MAR, the UK Prospectus Regulations, the FSMA and the FS Act, have been and will be complied with as regards anything done in relation to the Securities in, from or otherwise involving the United Kingdom (including,

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without limitation, articles 14 (Prohibition of insider dealing and of unlawful disclosure of inside information) and 15 (Prohibition of market manipulation) of UK MAR, sections 19 (The general prohibition) and 21 (Restrictions on financial promotion) of the FSMA and sections 89 (Misleading statements), 90 (Misleading impressions) and 91 (Misleading statements etc. in relation to benchmarks) of the FS Act).

4.	Opinion

4.1	Based on and subject to the foregoing and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion that:

4.1.1

the Company is a public limited company duly incorporated under English law, noting that the Searches revealed no order or resolution for the winding-up of the Company and no notice of the appointment of a receiver, administrative receiver or administrator in respect of it or any of its assets; and

4.1.2

the Offering Shares will, when the names of the holders of such Offering Shares are entered into the register of members of the Company and subject to the receipt by the Company of the aggregate issue price in respect of all the Offering Shares, and, in respect of the Offering Shares to be issued pursuant to a Warrant, upon a valid exercise of such Warrant in accordance with the terms of the relevant Warrant Instrument, be validly issued, fully paid or credited as fully paid and no further amount may be called thereon.

4.2	The opinions given in this opinion letter are strictly limited to the matters expressly stated in this paragraph 4 and are not to be construed as extending by implication to any other matter.

5.	Reservations

5.1	The opinions given in paragraph 4 of this opinion letter are subject to the following reservations:

5.1.1

for the purposes of giving this opinion letter, we have only examined and relied on those documents and enquiries referred to in paragraphs 2.1 and 2.2 respectively and made the Searches. We have made no further enquiries concerning the Company of any other person or any other matter in connection with the giving of this opinion letter;

5.1.2

we have made no enquiry, and express no opinion, as to any matter of fact. As to matters of fact which are material to this opinion letter, we have relied entirely and without further enquiry on statements made in the documents listed in paragraphs 2.1 and 2.2.2;

5.1.3

we express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax which may arise or be suffered as a result of or in connection with the Registration Statement or the transactions contemplated thereby, or as to tax matters generally;

5.1.4

this opinion letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion;

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5.1.5	the Company Search is not conclusively capable of revealing whether or not:

5.1.5.1	a winding-up order has been made or a resolution passed for the winding up of a company;

5.1.5.2	an administration petition or order has been presented or made; or

5.1.5.3	a receiver, administrative receiver, administrator or liquidator has been appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced,

as notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public microfiche of the relevant company immediately. In addition, the Company Search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or an application for an administration order has been presented;

5.1.6

the Winding-up Search relates only to a compulsory winding-up and is not conclusively capable of revealing whether or not a winding-up petition in respect of a compulsory winding-up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding-up Petitions immediately or, in the case of a petition presented to the County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made. We have not made enquiries of any District Registry or County Court in England and Wales and the Searches may not reveal whether insolvency proceedings have been commenced in jurisdictions outside England and Wales;

5.1.7

the opinions set out in this opinion letter are subject to (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, receivership, moratoria, schemes, compromise or similar laws affecting the rights of creditors (including secured creditors) generally; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory; and

5.1.8

it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from it.

6.	Law

6.1

This opinion letter and any non-contractual obligations arising out of or in connection with this opinion letter shall be governed by, and construed in accordance with, English law as at the date of this opinion letter. Such choice of governing law is without prejudice to the requirements of the Securities Act.

6.2

This opinion letter relates only to English law (being for these purposes English domestic law on the assumption that English domestic law applies to all relevant issues) as applied by the English courts as at today’s date.

6.3

We express no opinion as to, and we have not investigated for the purposes of this opinion letter, the laws of any jurisdiction (including without limitation the laws of the European Union or the State of New York) other than England. It is assumed that no foreign law which may apply to the matters contemplated by the Registration Statement, the Company, any document or any other matter contemplated by any document would or might affect this opinion letter.

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6.4

This opinion letter takes no account of any changes in English law that may occur after today’s date. We do not undertake or accept any obligation to update this opinion letter to reflect subsequent changes in English law.

7.	Disclosure and reliance

7.1

This opinion letter is addressed to you in connection with the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” of the prospectus contained in Part I of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the Rules.

7.2

Other than for the purpose set out above in paragraph 7.1, this opinion letter may not be relied upon, or assigned, for any purpose, without our prior written consent, which may be granted or withheld in our discretion.

7.3	This opinion letter is given by Bristows LLP and no partner, member or employee assumes any personal responsibility for it nor shall owe any duty of care in respect of it.

Yours faithfully

/s/ Bristows LLP

Bristows LLP

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